Exhibit 99.2

1.	Why is Collectors Universe selling itself? Why now?

●	The Collectors Universe Board of Directors, like that of any public company, has a duty to advance the interests of, and maximize value for, all shareholders and other stakeholders.
●	The Board concluded that this transaction is the best path forward for Collectors Universe to achieve that goal.
●	For our shareholders, the purchase price of approximately $700 million represents a premium of approximately 30% over the Company’s 60-day volume-weighted average price ended on November 25, 2020, the last full trading day before the announcement.
●	For our customers, with whom we have cultivated deep connections through our leading PCGS and PSA brands, this transaction represents an exciting new phase in our evolution that will allow us to better serve them.
●	For our employees, we will have the resources and expertise to continue to focus on expanding our operational capacity and technological capabilities, while enhancing the accuracy and consistency for which Collectors Universe is known.
●	Ultimately, this transaction will deliver an immediate cash premium to our shareholders, and create exciting opportunities for our employees, collectors and dealers around the world.

2.	Who is the investor group? Why did you choose to partner with this investor group?

●	Our buyers are a group of world-class financial investors and sports and collectibles enthusiasts who recognize our significant potential and believe in our strategy.
●	As we look to our next chapter, we’re excited to partner with Nat, a fellow lifelong collector and hobbyist whose passion for the collectibles space and substantial experience scaling technology businesses will help position Collectors Universe to drive continued growth and success in our PSA and PCGS brands over the long-term.
●	The Collectors Universe Board is always evaluating opportunities to best position the Company for long-term success.
●	Along with its duty to advance the interests of and maximize value for all shareholders, the Board concluded that this transaction is the best path forward for Collectors Universe.

3.	Will there be any impact to our customers?

●	We do not expect any impact to our customer relationships or business partnerships.
●	This transaction is a great outcome for all stakeholders and represents an exciting new phase in our evolution that will allow us to better serve customers. As we grow our brands and business, we expect to build on our relationships will all our stakeholders.

4.	Upon closing of the transaction, who will lead Collectors Universe? Will the current management team stay in place?

●	Joe Orlando will continue to lead Collectors Universe as President and CEO.
●	Following this change in ownership, we intend to continue operating much as we do today.

5.	What will happen to Collectors Universe’s headquarters? Will any sites close?

●	We will retain our Santa Ana headquarters.
●	Following this change in ownership, we intend to continue operating much as we do today.

6.	Do you expect any layoffs as a result of the transaction?

●	Following this change in ownership, we intend to continue operating much as we do today.
●	Currently, no changes to our workforce are planned or contemplated.
●	Our ownership structure will change, but our people, mission and values will remain the same.

7.	What is a tender offer? What are the next steps in this process? Should I tender my shares? How do I do that?

●	A tender offer is an offer made by an entity directly to a company’s shareholders to purchase their stock. In this case, the investor group is making an offer to purchase all outstanding shares of Collectors Universe common stock for $75.25 per share in cash.

●	Shareholders are given the opportunity to “tender,” or sell their stock for a set price within a stated time limit.
●	A tender offer must comply with the rules and regulations of the Securities and Exchange Commission, which include certain minimum offering periods, withdrawal rights, manner of publication and other requirements.
●	Along with Collectors Universe’s other shareholders, employee shareholders will separately receive information regarding the terms of the tender offer and instructions on how to tender their shares.
●	The Collectors Universe Board of Directors recommends that all shareholders tender their shares in the offer.
●	The closing of the tender offer is subject to certain limited and customary conditions, including the tender by Collectors Universe shareholders of at least one share more than 50% of Collectors Universe’s issued and outstanding shares and receipt of necessary approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Additional Information and Where to Find It

In connection with the proposed acquisition of Collectors Universe, Cards Acquisition Inc. (“Cards”), will commence a tender offer for all of the outstanding shares of Collectors Universe. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Collectors Universe. It is also not a substitute for the tender offer materials that Cards will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Cards will file tender offer materials on Schedule TO with the SEC, and Collectors Universe will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY COLLECTORS UNIVERSE’S SHAREHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Collectors Universe’s shareholders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to Collectors Universe’s shareholders by visiting Collectors Universe’s website (www.collectorsuniverse.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Collectors Universe with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. COLLECTORS UNIVERSE’S SHAREHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY CARDS OR COLLECTORS UNIVERSE WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, CARDS AND COLLECTORS UNIVERSE.

Cautionary Statements Regarding Forward-Looking Information

This document contains statements regarding Collectors Universe’s expectations, beliefs or views about its pending acquisition by an investor group, including the anticipated timing of the transaction; considerations taken into account by the Collectors Universe Board of Directors in approving the transaction; and expectations for Collectors Universe following the closing, all of which constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Due to a number of risks and uncertainties to which its business and its markets are subject, Collectors Universe’s future financial performance may differ, possibly significantly, from expectations regarding its future financial performance that are expressed in, or that may be implied or inferred from the discussion of its operating results in this document. Those risks and uncertainties, and their possible impact on Collectors Universe’s future financial performance, include, but are not limited to, the following: the risk that the conditions to the closing of the transaction are not satisfied, including the risk that a sufficient number of Collectors Universe’s shareholders do not tender their shares into the tender offer or that required regulatory approvals are not obtained or are obtained subject to conditions that are not anticipated; potential litigation relating to the transaction; uncertainties as to the timing of the consummation of the transaction and the ability of each party to consummate the transaction; risks that the proposed transaction disrupts the current plans and operations of Collectors Universe; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; Collectors Universe’s continued dependence on its coins, and cards and autographs businesses, which historically have generated more than 90% of its total consolidated revenues and a substantial portion of its operating income, which make its operating results more vulnerable to conditions that could adversely affect those businesses, such as the volatility of precious metals prices that could adversely affect its coin revenues; the risk that the prolonged effects of COVID-19, and the business closures and travel restrictions that have been imposed in response to that outbreak, will adversely affect Collectors Universe’s revenues and operating performance, and could cause it to incur operating losses and declines in cash flows; the risk that it may become necessary for Collectors Universe to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of its control, such as the continued effects of COVID-19 and resulting adverse economic or market conditions, as well as its financial performance and the cash needs of its business in the future; the risk that domestic or international economic conditions may deteriorate as a result of events outside of Collectors Universe’s control, which could lead to reductions in the demand for its collectibles authentication and grading services and, consequently, in its revenues and operating results; the risk that the weakness or volatility of economic conditions will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for Collectors Universe’s services; the risks that claims under Collectors Universe’s coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves that it maintains for such claims will prove to be inadequate, which could cause its gross profit margin and operating results to decline or cause it to incur operating losses; the risk that Collectors Universe’s strategies of offering services in newer geographic areas, such as Europe and Asia, or potentially investing in new lines of business, will not be successful in enabling it to improve profitability or may even cause it to incur significant losses; and the risks and added complexity of conducting business overseas. The effects of the COVID-19 pandemic may give rise to risks that are currently unknown or amplify the risks associated with many of these factors.

Additional information regarding these risks and other risks and uncertainties to which its business is subject is contained in Item 1A, entitled “Risk Factors”, in Collectors Universe’s Annual Report on Form 10-K for its fiscal year ended June 30, 2020, which it filed with the SEC on August 26, 2020. Readers of this document are urged to review the discussion of those risks and uncertainties in that Report. Also, Collectors Universe’s financial results in the future may differ from those currently expected due to additional risks and uncertainties of which it is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to the aforementioned risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained, implied or inferred, in this document or in Collectors Universe’s Annual or Quarterly Reports filed with the SEC, which speak only as of their respective dates. Collectors Universe disclaims any obligation to update or revise any of the forward-looking statements contained in this document or in its Annual or Quarterly Reports that it has filed with the SEC as a result of new information, future events or otherwise, except as may be required by law or Nasdaq rules.